EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 17, 2003, accompanying the consolidated financial statements and schedule of Ciprico Inc. and subsidiaries which is incorporated by reference or included in their Annual Report on Form 10-K for the year ended September 30, 2003.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Ciprico Inc. and subsidiaries on Forms S-8 (File No. 33-47840, File No. 33-78116, File No. 33-64999, File No. 33-65001, File No. 333-02931, File No. 333-02933, File No. 333-42841, File No. 333-42843, File No. 333-42845 and File No. 333-61018).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota December 5, 2003